Exhibit 10.8

SHARED FACILITIES AND SERVICES AGREEMENT

THIS SHARED FACILITIES AND SERVICES AGREEMENT (this “Agreement”), dated as of              , 2009, is entered into by PRCM Advisers LLC, a Delaware limited liability company (the “Manager”) and Pine River Capital Management L.P., a Delaware limited partnership (“Pine River”).

WHEREAS, the Manager was formed to manage the business affairs of Two Harbors Investment Corp., a Maryland Corporation (the “Company”), in conformity with the policies and investment guidelines established by the Company’s board of directors, pursuant to the terms of that certain Management Agreement, dated as of the date hereof (the “Management Agreement”), by and among the Company, the Manager and Two Harbors Operating Company LLC; and

WHEREAS, the Manager desires to utilize the personnel and other resources of Pine River that may be necessary or appropriate for the Manager to carry out its duties and perform its obligations under the Management Agreement, and Pine River is willing to make such personnel and other resources available for the Manager’s use.

NOW, THEREFORE, in consideration of the mutual promises set forth below, the parties hereby agree as follows:

1. Services Provided. Pine River shall provide the Manager with personnel and other resources necessary or appropriate for the Manager to carry out its duties and perform its obligations under the Management Agreement (collectively, the “Resources”).

2. Office Personnel. All Pine River personnel who provide services hereunder shall be employees of Pine River or its affiliates, and shall not be employees of the Manager. Pine River shall provide the Manager with a management team for the Company along with any other support personnel necessary for the Manager to provide the services it is required to provide under the Management Agreement. Initially, the management team shall consist of the following individuals:

Name	Title
Brian C. Taylor	Chairman and Director
Thomas Siering	Chief Executive Officer, President and Director
Jeffrey Stolt	Chief Financial Officer and Treasurer
Steven Kuhn	Co-Chief Investment Officer
William Roth	Co-Chief Investment Officer
Timothy O’Brien	General Counsel and Corporate Secretary
Andrew Garcia	Vice President — Business Development

The Manager shall have no right to specify the actual person or persons who will perform services for the Manager under this Agreement. Notwithstanding the foregoing, however, Pine River will employ good faith efforts to identify suitable personnel possessing the necessary skill and training to facilitate the provision of adequate services under this Agreement. In addition, upon a good faith demonstration by the Manager that any person supplied by Pine River is not suitable for the Manager’s needs under this Agreement, Pine River will, to the extent available, substitute other qualified personnel for such unsuitable personnel. Office personnel shall be advised that, while providing services to the Manager, they are to follow the directions of the officers of the Manager and are to act in the best interests of the Manager.

3. Pine River Employees. Pine River shall at all times during the term of the Agreement provide the following benefits to all Pine River personnel who provide services to the Manager from time to time (the “Manager Personnel”), whether or not such Manager Personnel are also officers of the Manager or the Company: (a) any and all compensation and benefits (including vacation, holiday and sick pay, life and health insurance, and pension benefits) comparable to those maintained for Pine River’s employees not engaged in rendering services to the Manager or as required by any applicable employment practices, policies and contracts and (b) the payment of all required federal, state, and local taxes, social security contributions and federal and state unemployment compensation insurance taxes, subject in each case to the Company’s obligation to reimburse the Manager for the Company’s allocable share of the compensation paid by the Manager to its personnel serving as the Company’s principal financial officer and general counsel and personnel hired by the Manager to serve as in-house legal, tax, accounting, consulting, auditing, administrative, information technology, valuation, computer programming and development and back-office resources to the Company. Pine River shall also maintain worker’s compensation and liability insurance covering Manager Personnel in compliance with applicable law. Such liability insurance shall contain limits for personal injury and property damage comparable to those maintained for Pine River’s employees not engaged in rendering services to the Manager.

4. Charges for Services.

(a) Out of Pocket Expenses. The Manager shall reimburse Pine River for all out-of-pocket expenses incurred by Pine River and its applicable Manager Personnel in the performance of services for the Manager under this Agreement.

(b) Office Personnel. The Manager shall have no obligation to reimburse Pine River or its affiliates for the salary, bonus, benefit and other compensation costs of the personnel of Pine River and its affiliates who provide services to the Manager under this Agreement, except that, the Manager shall reimburse Pine River and its affiliates for, without duplication, the allocable share of the compensation paid by Pine River and its affiliates to their respective personnel serving as the Company’s principal financial officer and general counsel and personnel employed by Pine River and its affiliates as in-house legal, tax, accounting, consulting, auditing, administrative, information technology, valuation, computer programming and development and back-office resources to the Company. The allocable share of such out of pocket costs shall be based upon commercially reasonable estimates of the percentage of time devoted by such personnel of Pine River and its affiliates to the Company’s affairs. Pine River shall provide the Manager with such information as the Manager may reasonably request to support the determination of the allocable share of such costs. Pine River and its affiliates shall be responsible for the compensation paid by Pine River and its affiliates to their respective personnel serving as the Company’s Chief Executive Officer, President, and Chief Investment Officer and the investment professionals of Pine River and its affiliates.

(c) Other Reimbursable Costs. The Manager shall reimburse Pine River for all other costs and expenses incurred by Pine River in connection with the provision of services hereunder, to the extent such costs and expenses are reimbursable by the Company to the Manager under the Management Agreement.

(d) Payments and Records. The Manager shall pay the aggregate amount due to Pine River under this Section 4 quarterly on the same day the Company reimburses the Manager for its expenses pursuant to Section 10 of the Management Agreement. Pine River shall maintain accurate records of the Manager Personnel (e.g., title, wage rate, and time used) provided to the Manager pursuant to this Agreement, and, upon request, the Manager shall be entitled to review such records at reasonable times.

5. Term. The term of this Agreement shall begin as of the date hereof and it shall extend until [            ], 2012 (the “Initial Term”). At the expiration of the Initial Term, the term shall be automatically extended for one additional year each year thereafter provided the Management Agreement has not been terminated. Following a termination of the Management Agreement (for any reason and by any party thereto), any party to this Agreement shall have the right to terminate this Agreement by providing 30 days advance written notice of termination to all other parties hereto.

6. Miscellaneous.

(a) All provisions of this Agreement shall be binding upon the parties hereto, their respective successors, legal representatives and assigns. No party shall have the right to assign all or any portion of its obligations under or interest in this Agreement, except monies which may be due pursuant hereto, without the prior written consent of all other parties.

(b) No waiver by any party hereto of any of its rights under this Agreement shall be effective unless in writing and signed by an officer of the party waiving such right. No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach, whether or not of the same nature. This Agreement may not be modified except by a writing signed by each of the parties hereto; provided, however, absent the written consent of the Company, this Agreement may not be modified so as to increase the obligation of the Company to reimburse amounts to the Manager under the Management Agreement.

(c) This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and cancels and supersedes any and all prior written or oral contracts or negotiations between the parties hereto with respect to the subject matter hereof.

(d) This Agreement and the rights and obligations of the parties under this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without regard to conflicts of law principles thereof.

(e) The descriptive headings of the several sections hereof are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

(f) Any notice, request or other communication required or permitted in this Agreement shall be in writing and shall be sufficiently given if hand-delivered to the applicable party at 601 Carlson Parkway, Suite 330, Minnetonka, MN 55305, Attention: General Counsel.

(g) Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their respective names by their duly authorized representatives as of the date first above written.

PRCM ADVISERS LLC

By:
Name:
Title:

PINE RIVER CAPITAL MANAGEMENT L.P.

By:
Name:
Title:

[Shared Services Agreement Signature Page]